Exhibit (h)(3)

FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This First Amendment ("Amendment") to the Distribution Agreement dated as of April 8, 2015 (the "Agreement"), by and between Archstone Alternative Solutions Fund (the "Client"), and Foreside Fund Services, LLC ("Distributor"), is entered into as of February 2, 2016 (the "Effective Date").

WHEREAS, Distributor and the Client desire to amend Exhibit B of the Agreement to update the compensation language;

WHEREAS, Distributor and the Client desire to amend the Agreement to reflect the deletion of Section 2(J);

WHEREAS, the Client wishes change the name of the entity referred to in Section 5.B from Archstone Advisory Management, LLC to A.P. Management Company, LLC; and

WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, Distributor and the Client hereby agree as follows:

1.          Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.          Exhibit B of the Agreement is hereby deleted and replaced by Exhibit B attached hereto to disclose the complete terms and arrangements of the monthly distribution and/or service fee described in Paragraph 1 and the maximum sales loads to be charged for each class of securities.

3.          Section 2(J) of the Agreement is hereby deleted in its entirety.

4.          The Agreement is amended and restated by having all references to “Archstone Advisory Management, LLC” be deleted and “A.P. Management Company, LLC” inserted in lieu thereof. All references to “Adviser” in the Agreement shall mean A.P. Management Company, LLC.

5.          Section 5.B is hereby deleted and replaced by the following:

 Except as specified in Section 5A, The Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from A.P. Management Company, LLC (the “Adviser”) related to additional services all as may be agreed to in a separate agreement between the Adviser and the Distributor.

6.          Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ARCHSTONE ALTERNATIVE SOLUTIONS FUND		FORESIDE FUND SERVICES, LLC

By:	/s/ Joseph S. Pignatelli	By:	/s/ Mark Fairbanks
Name:	Joseph S. Pignatelli		Mark Fairbanks, President
Title:	Principal Executive Officer

Exhibit B

Compensation

Distribution and shareholder servicing fees of up to 75 basis points (annualized) on net assets of Class A shares of the Fund may be paid to the Distributor for payment to financial intermediaries for marketing the Fund and providing, or arranging for the provision of, ongoing investor services and account maintenance services to investors in the Fund.  Such fee shall be accrued daily as an expense of the Fund and paid monthly in an amount not to exceed, in the aggregate, 75 basis points (on an annualized basis) of the net asset value of Class A Shares of the Fund. The maximum distribution and shareholder servicing fees to be paid over the three-year period of this offering is $1,125,000. Class I Shares are not subject to such ongoing distribution and shareholder servicing fees.

SALES LOADS*:

1.             With respect to Class A Shares a sales load up to a maximum of 3% on the amount invested.  The specific amount of the sales load is not fixed and will be determined by the investor and its broker, dealer or other financial intermediary.

2.             With respect to Class I Shares, there shall be no sales loads.

3.             With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

Fees will be calculated and payable monthly.